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                                                                   Exhibit 99.3

CONTACT: JOSEPH MACNOW
         (201) 587-1000




                                              [VORNADO REALTY TRUST LETTERHEAD]



FOR IMMEDIATE RELEASE - April 21, 1997
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        SADDLE BROOK, NEW JERSEY ... VORNADO REALTY TRUST (NYSE:VNO) announced today that it has signed an agreement to acquire a mortgage note for $185 million. The mortgage note is secured by 90 Park Avenue, a midtown Manhattan office building containing approximately 875,000 square feet. The mortgage, which is in default, has a face value of $193 million. The acquisition is subject to approval by the loan participants and is expected to be completed during the second quarter of 1997.

        Vornado Realty Trust is a fully-integrated equity real estate investment trust.